IMMEDIATE RELEASE                               OCTOBER 11, 2004
CONTACTS:
DAVID BUPP,                                     TIM RYAN,
PRESIDENT / CEO                                 THE TROUT GROUP
614 793 7500                                    212 477 9007

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           NEOPROBE PROVIDES REGULATORY UPDATE ON RIGS AND LYMPHOSEEK
                 COMPANY RECEIVES FDA RESPONSE TO RIGS PROTOCOL

DUBLIN, OHIO - October 11, 2004 -- Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today provided an update on the regulatory status of its two oncology product clinical development programs. The two program initiatives involve the radiopharmaceutical products RIGScan(R) CR and Lymphoseek(TM). RIGScan CR is a radiolabeled tumor specific antibody targeting colorectal cancer that is designed to provide treatment information to cancer surgeons thereby improving patient diagnosis and clinical outcomes. Lymphoseek is a radiolabeled tracing agent that is engineered to localize lymphatic tissue in the lymphatic pathway draining from the primary site of malignant tumors thereby potentially improving the staging of breast and other cancers while reducing the extent of surgery in many patients.

Neoprobe reported that it has received a formal response from the United States Food and Drug Administration (FDA) to a Phase III protocol design proposal for RIGScan CR that the Company submitted to FDA in late June. The FDA's response letter outlines FDA's guidance for the clinical objectives that are to be achieved by the Phase III study. The response indicates that FDA would be receptive to a clinical trial design that would incorporate both near-term disease progression and long-term survival prognostic end-points. Further, the response provides Neoprobe with guidance for the development of the clinical data sheets and investigator training programs for the conduct of the Phase III study in primary colorectal patients as well as for the further development of the study design. Neoprobe intends to request a meeting with FDA to review the Phase III study materials, to provide materials requested by FDA for diagnostic endpoints of the study and to prepare for the initiation of the Phase III study in 2005. In addition, Neoprobe intends to meet with the FDA to review the company's biologic and radiolabeling production plans.

In addition, Neoprobe filed a formal request this week with FDA to establish a corporate IND for Lymphoseek and to request a meeting with FDA to review a Phase III protocol and drug production plan for Lymphoseek. The draft Phase III protocol is designed to demonstrate that Lymphoseek is a reliable lymphatic tissue targeting agent. If approved, Lymphoseek would be the first product to receive regulatory clearance for marketing as a lymphatic tissue targeting agent. The trial design outline to be reviewed with FDA is consistent with the guidance provided by FDA and National Cancer Institute personnel at a meeting late last year with the Interagency Council for Biomedical Oncology Products.

David Bupp, Neoprobe's President and CEO said, "We are very pleased to have received this response from FDA concerning our clinical development program for RIGScan CR and view their guidance as favorable toward the continuation of our development efforts. Neoprobe is preparing for the potential initiation of the new Phase III study of RIGScan CR during the first of half of 2005, although timing will be dependent on a number of factors, including securing the necessary financial resources. The study is designed to confirm the survival and prognostic findings of the retrospective analysis of improved survival in colorectal cancer patients that was reviewed with FDA in April. In addition, the study as currently proposed is designed to demonstrate improved diagnostic information for the cancer surgeon. Discussions with FDA related to their responses could result in modifications to the final trial design. We are working to reestablish biologic production and radiolabeling capabilities for RIGScan CR to support a Phase III study. We are also continuing our discussions with potential partners to participate with us in the development and commercialization of RIGScan CR. Discussions to date have been positive but have not resulted in a firm arrangement. However, we view the identification of a partner as an important step in the ultimate completion of development and commercialization activities for RIGScan CR.

In addition, the submission of the Lymphoseek IND meeting request with FDA provides Neoprobe with the opportunity for the formal review of the Phase III protocol for this product. We are preparing for the commencement of cGMP production of the Lymphoseek drug compound. Pending the formal response from FDA to the Phase III protocol design, we will be prepared to initiate patient enrollment in the study late in the first quarter of next year."

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ABOUT NEOPROBE
Neoprobe develops and provides innovative surgical and diagnostic products that enhance patient care by meeting the critical decision making needs of healthcare professionals. Neoprobe currently markets the neo2000(R) line of gamma detection systems that are widely used by cancer surgeons for intraoperative lymphatic mapping. Neoprobe is also in the process of commercializing the Quantix(R) line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd., that are designed to be used by cardiovascular surgeons, neurosurgeons and critical care physicians. In addition, Neoprobe holds significant interests in the development of related biomedical systems and agents including Lymphoseek(TM) and RIGScan(R) CR. Lymphoseek is an investigational drug being developed as a lymphatic tracing agent in conjunction with the University of California, San Diego. The RIGS(R) system is an investigational technology that combines the Company's gamma detection device technology with a proprietary disease-specific radiolabeled cancer targeting agent, and a patented surgical method to get real-time information to locate tumor deposits that may not be detectable by conventional methods. Before surgery, a cancer patient is injected with one of the targeting agents, which circulates throughout the patient's body and binds specifically to cancer cell antigens or receptors. Concentrations of the targeting agent are then located during surgery by the Company's gamma-detection instrument, which emits an audible tone to direct the surgeon to targeted tissue. The Company's strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, and markets for the Company's products, are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's continuing operating losses, uncertainty of market acceptance of its product, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.